Filed pursuant to 424(b)(3)
File Number 333-124582

Supplement No. 3 to market-making prospectus dated May 12, 2005

The date of this supplement is November 2, 2005

On November 2, 2005, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 27, 2005

COOPER-STANDARD HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123708	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(Address of principal executive offices)

Registrant's telephone number, including area code:    (248) 596-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 27, 2005, Cooper-Standard Holdings Inc. (f/k/a CSA Acquisition Corp.)(the "Company") entered into Subscription Agreements with directors John C. Kennedy and Leo F. Mullin pursuant to which both of the directors has agreed to purchase up to 2,500 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company within 90 days at a purchase price of $100 per share. The agreements contain customary representations, including that the director's intent is to acquire the shares for investment purposes for his own account and not for distribution or disposition and an acknowledgement that the shares have not been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The sales under the Subscription Agreements are exempt from registration in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The directors have received adequate information about us or have access to such information. Copies of the Subscription Agreements are attached hereto as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

On October 27, 2005, the Company entered into Nonqualified Stock Option Agreements with directors S.A. Johnson, Kenneth L. Way and John C. Kennedy in connection with stock options granted pursuant to the 2004 CSA Acquisition Corp. Stock Incentive Plan (the "Stock Incentive Plan"). Each director was granted stock options to purchase 1,000 shares of Common Stock with an exercise price of $100 per share. The stock options will vest and become exercisable with respect to 20% of the shares on each of the first five anniversaries of August 5, 2005, the date of grant.

The stock options have a term of ten years and the vested portion of the stock options will expire (i) 90 days following the resignation or termination of service as a director for any reason other than those discussed in (ii) and (iii) below, (ii) immediately upon termination for cause and (iii) one year following termination of employment due to death or disability.

Any unvested stock options will be forfeited upon a termination of the director's service for any reason; provided that in the event of a termination without cause, or in the event of a termination due to death or disability, the director shall be deemed vested in any stock options that would otherwise have vested in the calendar year of termination. Upon a change of control of the Company all unvested stock options will vest. A form of the Nonqualified Stock Option Agreement for outside directors is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

On October 27, 2005, the Company adopted an amendment to the 2004 CSA Acquisition Corp. Stock Incentive Plan (the "Stock Incentive Plan") increasing the total number of shares which may be issued under the Stock Incentive Plan from 223,615 to 228,615. A copy of the amendment to the Stock Incentive Plan is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished pursuant to Item 9.01 of Form 8-K:

10.1	Subscription Agreement, dated as of October 27, 2005, between John C. Kennedy and the Company

10.2	Subscription Agreement, dated as of October 27, 2005, between Leo F. Mullin and the Company

10.3	Form of Nonqualified Stock Option Agreement (outside directors)

10.4	Amendment to the 2004 CSA Acquisition Corp. Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 2, 2005	COOPER-STANDARD HOLDINGS INC.
By:
Name: Timothy W. Hefferon
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Subscription Agreement, dated as of October 27, 2005, between John C. Kennedy and the Company
10.2	Subscription Agreement, dated as of October 27, 2005, between Leo F. Mullin and the Company
10.3	Form of Nonqualified Stock Option Agreement (outside directors)
10.4	Amendment to the 2004 CSA Acquisition Corp. Stock Incentive Plan